Delta Natural Gas Company, Inc.
                               3617 Lexington Road
                           Winchester, Kentucky 40391


                 Notice To Common Shareholders Of Annual Meeting
                          To Be Held November 17, 2005




It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. that will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 17, 2005 at 10:00 a.m. for the purposes of:

(1)  Electing three Directors for three year terms expiring in 2008; and

(2)  Acting on such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on October 3, 2005 will be entitled to vote at the meeting. If you plan to attend, please contact us as that will assist us in our planning. You can do this by calling Emily P. Bennett at 1-800-676-1933, extension 116, or by e-mail to ebennett@deltagas.com.



/s/Glenn R. Jennings

Glenn R. Jennings

President and Chief Executive Officer

Winchester, Kentucky
October 10, 2005

--------------------------------------------------------------------------------

To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.

--------------------------------------------------------------------------------

                                 Proxy Statement

                         Delta Natural Gas Company, Inc.
                               3617 Lexington Road
                           Winchester, Kentucky 40391

                          Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors, and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 10, 2005. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. Computershare Investor Services, LLC, as part of its duties as registrar and transfer agent, mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Computershare for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                              Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 2005, 2006 or 2007. The terms of three Directors, Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr., are scheduled to end in 2005. Glenn
R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. are nominated to continue as Directors for a new three-year term ending 2008.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Glenn R. Jennings, Lewis N. Melton and Arthur E. Walker, Jr. as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below. Delta's Board has determined that, except for Mr. Jennings, all Directors are "independent", as defined in Rule 4200 of the listing standards for the NASDAQ National Market.

                               Additional Business
Name, Age and Position          Experience During            Period of Service
      Held With Delta               Last Five Years               As Director

Donald R. Crowe (3) - 71       Retired Senior Analyst        1966 to present
Director                       Department of Insurance
                               Commonwealth of Kentucky
                               Lexington, Kentucky

Jane H. Green (2) - 75         Retired Vice President -      1976 to present
Director                       Human Resources and
                               Secretary
                               Delta and Delta's
                               subsidiaries

Lanny D. Greer (3) -54         Chairman of the Board         2000 to present
Director                       and President
                               First National Financial
                               Corporation and First
                               National Bank
                               (commercial banking)
                               Manchester, Kentucky

Billy Joe Hall (3) - 68        Investment Broker             1978 to present
Director                       LPL Financial Services
                               (general brokerage
                               services)
                               Mount Sterling, Kentucky

Glenn R. Jennings (1) - 56     President and Chief           1984 to present
Vice Chairman of the           Executive Officer and
Board, President and           Director of Delta's
Chief Executive Officer        subsidiaries

Michael J. Kistner (2) - 62    Consultant                    2002 to present
Director                       MJK Consulting
                               (financial consulting)
                               Pewee Valley, Kentucky

                                  Additional Business
   Name, Age and Position          Experience During          Period of Service
         Held With Delta               Last Five Years             As Director


   Lewis N. Melton  (1) - 65       Professional Engineer      1999 to present
   Director                        Secretary
                                   Vaughn & Melton, Inc.
                                   Middlesboro, Kentucky
                                   (consulting engineering)

   Harrison D. Peet (2) - 85       Chairman of the Board of   1950 to present
   Chairman of the Board           Delta's subsidiaries

   Arthur E. Walker, Jr. (1) - 60  President                  1981 to present
   Director                        The Walker Company
                                   (general and highway
                                   construction)
                                   Mount Sterling, Kentucky

   Michael R. Whitley (2) - 62     Retired Vice-Chairman,     2000 to present
   Director                        President and Chief
                                   Operating Officer
                                   LG&E Energy Corp.
                                   (diversified utility)
                                    Louisville, Kentucky


(1)  Term expires November 17, 2005.

(2)  Term expires on date of Annual Meeting of Shareholders in 2006.

(3)  Term expires on date of Annual Meeting of Shareholders in 2007.

                          Committees and Board Meetings

Audit Committee

Delta has a separately designated standing Audit Committee established in accordance with Section 3(a)(5)(A) of the Securities Exchange Act of 1934. The Audit Committee is comprised of Messrs. Crowe, Greer, Hall, Kistner (Chairman), and Whitley. The Committee met four times during fiscal 2005. Delta's Board of Directors has adopted a written audit charter for the Audit Committee. Under the terms of the audit charter, the Committee is directly responsible for the appointment, compensation and oversight of the work of Delta's independent auditors. The audit charter also empowers the Committee to review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board. The Committee is in compliance with its written charter.

The Audit Committee is composed entirely of Directors who are (a) able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, and (2) "independent" as defined by applicable listing standards of the National Association of Securities Dealers National Market System. Delta's Board of Directors has determined that Michael J. Kistner is the "audit committee financial expert", as defined by Securities and Exchange Commission regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Kistner is "independent", as that term is used in Item 7(d)(3)(iv) of Schedule 14a under the Securities Exchange Act of 1934.

Corporate Governance and Compensation Committee

Delta has a standing Corporate Governance and Compensation Committee comprised of Mrs. Green and Messrs. Kistner, Melton (Chairman), Walker and Whitley. The Committee, which met four times during fiscal 2005, operates under a charter that empowers the Committee to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. See "Corporate Governance and Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation".

Under the terms of its charter, the Committee also is charged with the responsibility to identify and recommend to the Board individuals who would make suitable Directors. In identifying and recommending candidates for the Board, the Committee is obliged to give due consideration to the intelligence, integrity, education and business experience of potential board candidates and the amount of time such candidate can reasonably be expected to devote to Board responsibilities. The Committee's recommendations are to be consistent with maintaining a high quality, diverse and actively engaged Board of Directors. The Committee is to identify candidates through its own business and personal contacts and through recommendations by Board members, officers and employees. The Committee charter authorizes the Committee to engage professional search firms to identify Board candidates. No such firm was employed during 2005.

The Committee will consider  shareholder  recommendations  for Board membership.
Such recommendations must be made in writing, addressed to Delta at its principal office. To be considered at Delta's annual meeting, the proposal must be received not less than 120 calendar days before the date that Delta's proxy statement was released to shareholders in connection with the previous year's annual meeting.

A current copy of the Committee's charter is attached as Appendix B to this proxy statement and is available on our website at www.deltagas.com. All members of the Committee are independent, as independence for committee members is defined in the listing standards of the National Association of Securities Dealers National Market System.

Executive Committee

Delta has a standing Executive Committee comprised of Messrs. Hall, Jennings, Peet (Chairman), Melton and Walker. The Committee, which met one time during fiscal 2005, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

Meeting and Board Compensation

During fiscal 2005, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings. Delta's stated policy encourages members of the Board of Directors to attend Delta's annual meeting of Shareholders. All of Delta's Directors attended Delta's 2004 Annual Meeting of Shareholders.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $900, an additional retainer of $300 per month for service on the Corporate Governance and Compensation Committee and the Executive Committee, an additional retainer of $400 per month for service on the Audit Committee and an additional further retainer of $300 per month for service as the Chairman of each Board committee. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $4,700. Mr. Jennings, as Vice-Chairman of the Board of Directors, is paid a monthly fee of $1,500. Bonus amounts paid to Directors were $23,048 to Mr. Peet, $6,760 to Mr. Jennings, $5,992 to Mr. Crowe, $5,992 to Mr. Greer, $5,608 to Mrs. Green, $7,144 to Mr. Hall, $8,296 to Mr. Kistner, $7,912 to Mr. Melton, $6,760 to Mr. Walker and $7,144 to Mr. Whitley. In addition, each Director received $2,638 in lieu of one hundred shares of Delta's common stock.

                                Officers of Delta
                                                          Date Began
                                                            In This
Name                    Position(1)                Age    Position(2)

John B. Brown           Vice President -           38         9/1/05
                        Controller


Johnny L. Caudill       Vice President -           56         3/1/95
                        Administration and
                        Customer Service

John F. Hall            Vice President -           62         3/1/95
                        Finance, Secretary
                        and Treasurer

Alan L. Heath           Vice President -           58         5/21/84
                        Operations and
                        Engineering

Glenn R. Jennings       President and              56         11/17/88
                        Chief Executive Officer


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 17, 2005, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract in his present capacity through November 30, 2009 (see "Employment Agreement and Change in Control Agreements").

(2) All current Officers have functioned as Officers of Delta for at least five years.

                             Audit Committee Report

The Audit Committee is made up of Directors who are independent, as defined in the applicable National Association of Securities Dealers listing standards. Consistent with the terms of its audit charter, the Committee meets periodically with Delta's independent auditors and its internal auditor (with and without management present) to discuss the auditors' findings and other financial and accounting matters.

The firm of Deloitte & Touche served as the Company's independent auditors for the fiscal years ended June 30, 2004 and June 30, 2005. Representatives of Deloitte & Touche will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

All of the services provided under Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee. The Committee has reviewed and discussed with management the audited financial statements for 2005, and the Committee recommended to the Board of Directors that the financial statements for 2005 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Committee met with Deloitte & Touche and discussed Deloitte & Touche's independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including SAS 61). The Committee has considered and evaluated the provision of non-audit services by Deloitte & Touche and has determined that the provision of such services was not incompatible with maintaining Deloitte & Touche's independence.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 30, 2005 and June 30, 2004 by the independent auditors:

                                                    June 30,
                                            2005               2004
                                            ----               ----

      Audit Fees  (1)                 $  168,900           $  132,700
      Audit-Related Fees  (2)             11,900               11,900
      Tax Fees (3)                         1,200                6,500
      All Other Fees                          --                   --
                                      ----------           ----------

      Total Fees                      $  182,020           $  151,100
                                      ==========           ==========


(1) Includes fees for auditing and reporting on the Company's annual financial statements for the fiscal years ended 2005 and 2004, prepared for submission to the SEC on Form 10-K and for reviews of the Company's interim financial information for each of the quarters in the years ending June 30, 2005 and 2004, prepared for submission to the SEC on From 10-Q. Also includes fees for professional services rendered in fiscal 2005 and 2004 in connection with Securities and Exchange Commission registration statements, issuance of auditor's consents, Sarbanes-Oxley compliance audit preparation and technical consultation for deferred income tax accounting, SFAS 143 and a pension plan amendment.

(2) Includes fees for professional services rendered in fiscal 2005 and 2004 in connection with audits of employee benefit plans.

(3) Includes fees for professional services rendered in fiscal 2005 and 2004 in connection with tax return review and technical consultation.

The appointment of auditors is a matter for determination by the Audit Committee for which no shareholder approval or ratification is necessary. The Committee has selected Deloitte & Touche to audit the consolidated financial statements of the Company for fiscal year 2006. During fiscal 2006, Deloitte & Touche will provide Delta certain legally permissible, non-audit services. Deloitte & Touche has provided the Audit Committee with written assurance of its independence (as required by Independence Standards Board Standard No. 1).

The Audit Committee Charter governs the provision of audit and non-audit services by the Company's independent auditor. The Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor, and consider, and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits. Any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Committee for consideration (a) at its next regular meeting, (b) at a special meeting called to consider the proposed engagement, or (c) pursuant to a consent action of the Committee in time-sensitive cases. The Committee will regularly review summary reports detailing all services (and related fees and expense) being provided to the Company by the independent auditor.

                                       Michael J. Kistner, Committee Chairman
                                       Donald R. Crowe
                                       Billy Joe Hall
                                       Lanny D. Greer
                                       Michael R. Whitley

                 Corporate Governance and Compensation Committee
                        Report on Executive Compensation

The Corporate Governance and Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. See "Committees and Board Meetings" and "Compensation Committee Interlocks and Insider Participation". All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 2005, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees. Delta's compensation system was established with the assistance of compensation consultants. Salary ranges are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted. The salary ranges have a minimum and maximum compensation level. Salary increases for executive officers are recommended by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay ranges. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Board of Directors, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary  of the  compensation  awarded  to John B.  Brown,  Vice  President  -
Controller, Johnny L. Caudill, Vice President - Administration and Customer Service, John F. Hall, Vice President - Finance, Secretary and Treasurer, Alan
L. Heath, Vice President - Operations and Engineering and Glenn R. Jennings, President and Chief Executive Officer of the Company, is set forth in the "Summary Compensation Table". The components of Mr. Brown's, Mr. Caudill's, Mr. Hall's, Mr. Heath's and Mr. Jennings' 2005 salary packages are generally consistent with prior years.

                                    Lewis N. Melton,  Committee Chairman
                                    Jane H. Green
                                    Michael J. Kistner
                                    Arthur E. Walker, Jr.
                                    Michael R. Whitley


Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, Jane H. Green served as a member of our Board Corporate Governance and Compensation Committee. Mrs. Green was formerly an officer of Delta and its subsidiaries, serving as Vice President - Human Resources and Secretary until her retirement in 1995.


Summary Compensation Table

The following table sets forth information for the last three fiscal years concerning the compensation of the Company's Chief Executive Officer and the other four (4) Executive Officers whose total annual salary and bonus exceeded $100,000.

                                        Annual
       Name and                       Compensation       All Other
Principal Position      Year     Salary          Bonus   Compensation (1)


Glenn R. Jennings       2005     $ 275,322     $ 113,680             $ 84,000
President and           2004       236,531           --                24,000
Chief Executive         2003       200,463        75,720               24,000
Officer

John B. Brown           2005       118,441         29,680               --
Vice President -        2004       106,050            --                --
Controller              2003         82,720        17,360               --

Johnny L. Caudill       2005       142,002         32,848               --
Vice President -        2004      128,155              --               --
Administration and      2003       109,859                            19,880
--
Customer Service

John F. Hall            2005       145,963         33,520               --
Vice President -        2004       131,230             --               --
Finance, Secretary      2003       109,347         20,240               --
and Treasurer

Alan L. Heath           2005        159,521       40,712                --
Vice President -        2004        142,358            --               --
Operations and          2003        124,113       29,560                --
Engineering

(1) During each of the last three fiscal years, Delta forgave $24,000 of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan). Starting in fiscal year 2005, Delta will contribute annually $60,000 into an irrevocable trust until Mr. Jennings' retirement (See "Estimated Annual Benefits Upon Retirement" for a discussion of this retirement benefit).


                 Comparison of Five Year Cumulative Total Return
               Among the Company, Dow Jones Utilities Average and
                     Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of Delta, the Dow Jones Utilities Average and the Stifel, Nicolaus & Company, Incorporated Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 2000 in each of the common shares of Delta, the Dow Jones Utilities Average and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of six natural gas distribution companies chosen by Stifel, Nicolaus & Company, Incorporated. Delta is one of the companies included in the Industry Index.















                               2000   2001    2002    2003     2004     2005
                               ----   ----    ----    ----     ----     ----

Delta                         100.0   136.6   160.2   182.9    202.4    221.2

Dow Jones  Utilities Average  100.0   120.8    95.9    92.0    105.8    152.5

Industry Index                100.0   119.9   126.0   130.5    144.5    177.8

                    Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring in 2005 at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual                            Estimated Annual Benefits For
Compensation                                 Years of Service Indicated
(Five Year
Average)               15          20            25           30           35

$100,000           $ 30,000    $ 40,000     $  51,000    $  61,000    $  71,000
  125,000            39,000      52,000        65,000       78,000       91,000
  150,000            47,000      63,000        79,000       94,000      110,000
  175,000            55,000      74,000        92,000      111,000      130,000
  200,000            63,000      85,000       106,000      128,000      149,000
  225,000            63,000      85,000       106,000      128,000      149,000
  250,000            63,000      85,000       106,000      128,000      149,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service on or after November 1, 2002 plus the frozen accrued benefit as of October 31, 2002. The frozen accrued benefit is based upon a formula of 1.8% of the highest five years average monthly salary for each year of service plus ..55% of the highest five years average monthly salary in excess of covered compensation for each year of service, not to exceed 35 years. The average monthly salary and years of service used in calculating the frozen accrued benefit is determined as of October 31, 2002. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table") and is limited to a maximum of $200,000. The amounts listed in the above table are not subject to any deduction for Social Security benefits received.

Upon termination of employment, single sum distributions are available up to $1,000. In the event of death, disability, normal retirement age or early retirement age, single sums are available regardless of the amount for benefits accrued prior to December 1, 2002. The $1,000 restriction applies to all accruals after December 1, 2002.

Mr. Brown, Mr. Caudill, Mr. Hall, Mr. Heath and Mr. Jennings have ten years, thirty-three years, twenty-six years, twenty-one years, and twenty-six years, respectively, of credited service in the plan.

On February 24, 2005, Delta's Board of Directors adopted a nonqualified defined contribution supplemental retirement agreement for Mr. Jennings. Delta will contribute $60,000 annually into an irrevocable trust until Mr. Jennings' retirement. At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings or until the trust is depleted.


                            Employment Agreement and
                          Change in Control Agreements

Delta has an agreement with Mr. Jennings that provides for Mr. Jennings' employment in his present capacity through November 30, 2009, and such agreement automatically extends one additional year on each November 30, unless either Delta or Mr. Jennings delivers to the other notice that such automatic extension shall not occur. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or disability or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined generally to include:
(i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

If Delta terminates Mr. Jennings' employment in violation of the agreement, Delta is required to continue to pay Mr. Jennings as severance pay his salary for the number of years remaining under the agreement, but in no event less than three years. If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, he is entitled to payment of the same total amount of severance pay described in the immediately preceding sentence, but in a lump sum payment, payable upon his termination. Mr. Jennings' current yearly salary is $256,000.

If Delta terminates Mr. Jennings in violation of the agreement, or if Mr. Jennings terminates his employment in good faith following a change in control, then, in addition to his severance pay, Mr. Jennings, for the years remaining under the agreement, but in no event less than three years, will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by Delta, and Delta will forgive any remaining balance on the loan made to him (see "Certain Relationships and Related Transactions" for a description of this loan) and will pay Mr. Jennings an amount equal to any state or federal excise taxes he is required to pay as a result of payments made to him under the agreement.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On March 1, 2000, Delta entered into agreements with Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath. The terms of the agreements become operative with a change in control while Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath are corporate officers of Delta. For the purpose of the agreements, a change in control is defined generally to include: (i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

The agreements provide that Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath may continue in the employment of Delta in their customary positions for a period of three years immediately following a change in control. During this time they would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to them for the twelve months ending on the date of a change in control. In addition, their agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.

Under the agreements, if Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath are terminated by Delta without cause during the three year period immediately following a change in control, their compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly salaries of Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath are $135,500, $142,800, $147,000 and $160,700, respectively. If so terminated without cause, Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath may elect to receive their total base salary due as a lump sum payment and, in lieu of Delta's normal obligation to furnish them an automobile, may elect to receive title to the automobile then currently being furnished to them. Delta also agrees to pay Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath an amount equal to any state or federal excise taxes they are required to pay as a result of payments made to them under the agreement. If Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath determine that in good faith they cannot continue to fulfill their responsibilities as a result of a change in control, then that is to be considered termination without cause.

Delta has agreed to indemnify Mr. Brown, Mr. Caudill, Mr. Hall and Mr. Heath for actions taken by them in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


                                  Security Ownership Of Certain
                              Beneficial Owners and Management (1)

                                  Amount and Nature
                                       Of Beneficial                 Percent Of
Name Of Owner                        Ownership(2)(3)                  Stock

John B. Brown (4)                         903                            *

Johnny L. Caudill (4)                   4,138                            *

Donald R. Crowe (5) (6)                18,700                            *
                              (10,200 shares jointly owned)

Jane H.  Green (5)(7)                  12,114
                              (1,067 shares jointly owned)               *

Lanny D. Greer (5)                     2,400                              *

Billy Joe Hall (5)                     6,512                              *

John F. Hall (4)                       1,154                              *

Alan L. Heath (4)                      4,542                              *

Glenn R. Jennings (4) (5)              9,241                              *

Michael J. Kistner (5)                   100                              *

Lewis N. Melton (5)                   18,173                              *

Harrison D. Peet (5) (8)              16,856                              *

Arthur E. Walker, Jr. (5)(9)          14,737                              *

Michael R. Whitley (5) (10)           16,000                              *



All Directors and Officers            125,770                           3.9%
as a Group (14 persons)         (11,267 shares jointly owned)

* Less than 1%.


(1)  The only class of stock issued and outstanding is Common Stock.

(2) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(3) The figures, which are as of August 1, 2005, are based on information supplied to Delta by its Officers and Directors.

(4)  Officer.

(5)  Director.

(6) The listed shares include 6,000 shares held by Mr. Crowe's wife, 3,600 shares held jointly with his wife and 600 shares held by his grandchildren.

(7) The listed shares include 1,067 shares held jointly with Mrs. Green's daughter.

(8) The listed shares include 14,600 shares registered in the name of Mr. Peet's wife.

(9) The listed shares include 1,118 shares registered in the name of Mr. Walker's wife.

(10) The listed shares include 1,000 shares registered in the name of Mr. Whitley's wife.


                 Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $160,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 6%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $82,000 as of August 31, 2005. The maximum amount outstanding during fiscal 2005 was $110,000.

                     Shareholders' Communications with Board

The Board of Directors provides a process for shareholders to send communications to the Board of Directors or any member of the Board. The Board policy encourages a shareholder to communicate in any manner convenient to the shareholder. As one such method of communication, the Board adopted a policy whereby any shareholder may communicate with the Board or any member of the Board by a written communication sent to Delta's principal corporate offices. Delta's Corporate Secretary is required to forward such written communication to the Chairman of Delta's Board of Directors or to the particular Director, as indicated by the shareholder.


                      Submission of Shareholders' Proposals

The Bylaws of Delta do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the annual meeting of shareholders.

Any proposal by a shareholder to be submitted for possible inclusion in Delta's proxy soliciting materials for its 2006 annual meeting of shareholders must be received by Delta no later than June 12, 2006.


                         Discretionary Voting Authority

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 17, 2005. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares in their discretion.

Rule 14a-4 of the SEC's proxy rules allows Management to use discretionary authority to vote on a matter coming before an annual meeting of shareholders and not included in Management's proxy statement. This discretionary voting authority is limited to matters about which management does not have notice at least 45 days before the date on which management's prior year's proxy materials were first mailed to shareholders in connection with the prior year's annual meeting. In addition Management may also use discretionary voting authority if it received timely notice of such matters (as described in the preceding sentence) and if, in the proxy statement, it describes the nature of such matter and how Management intends to exercise its discretion to vote on the matter. Accordingly, for Delta's 2006 Annual Meeting of Shareholders, any such notice must be submitted to the Corporate Secretary of Delta on or before August 28, 2006.

This requirement is separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in Delta's Proxy Statement, as described above in the section entitled "Submission of Shareholders' Proposals".


                              Financial Statements

Delta's 2005 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


             Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, persons who own greater than 10 percent of the Company's equity securities, the Company's directors and officers are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 2005 all filing requirements applicable to their respective directors and officers, and 10 percent shareholders, were satisfied.


                                  Other Matters

As of the close of business on October 3, 2005, the record date fixed for determination of voting rights, Delta had outstanding 3,237,149 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Delta directors are elected by a plurality of votes cast at a meeting at which a quorum is present. Under plurality voting, the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2005, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/John F. Hall

John F. Hall

Vice President - Finance,
Secretary and Treasurer

October 10, 2005

FORM OF PROXY


                         DELTA NATURAL GAS COMPANY, INC.
                             Holders of Common Stock
                              Appointment of Proxy

                     For the Annual Meeting of Shareholders
                   To Be Held November 17, 2005 at 10:00 a.m.
                    at the Principal Office of the Company at
                    3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 17, 2005 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

 Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.   Election of Directors Nominees for three year term expiring 2008:

                                                Glenn R. Jennings
                                                Lewis N. Melton
                                                Arthur E. Walker, Jr.



                           ------                    --------
                           FOR                       WITHHELD




                                  -------------------------
                                  NUMBER OF SHARES




                          SIGN EXACTLY AS NAME(S) APPEARS HEREON:

                          X______________________________________

                          X______________________________________

If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                             Date ____________________________, 2005